EXHIBIT 99

                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE
CONTACT:        Walter E. Daller Jr., Chairman and CEO
                Harleysville National Corporation 215-256-8851
                Thomas D. Oleksa, President and CEO
                Citizens National Bank 717-645-3158

Parent Company of Harleysville National Bank and Trust Company
                        Security National Bank
                        Citizens National Bank of Lansford

                   HARLEYSVILLE NATIONAL CORPORATION ACQUIRES
                      CITIZENS NATIONAL BANK OF SLATINGTON

     HARLEYSVILLE, PA (January 22, 1999)-Harleysville National Corporation (HNC) (NASDAQ: HNBC) is pleased to announce the consummation of the acquisition of Northern Lehigh Bancorp, Inc., parent company of Citizens National Bank of Slatington. Shareholders of Northern Lehigh Bancorp, Inc., will receive 3.57 shares of common stock of Harleysville National Corporation for each of their common shares of Northern Lehigh Bancorp, Inc. A total of approximately 515,858 shares will be issued by HNC in connection with this transaction.

     The acquisition was completed pursuant to an Agreement and Plan of Reorganization and Agreement of Merger dated July 28, 1998. The merger was overwhelmingly approved during a Special Meeting of Shareholders held January 14, 1999.

     Walter E. Daller Jr., Chairman and CEO, Harleysville National Corporation, said, "We are delighted to have Citizens National Bank of Slatington join our banking family and are confident the affiliation will serve the consumers and businesses in their market particularly well."

     On January 22, 1999, CNB of Slatington will be merged with and into Citizens National Bank of Lansford (CNB), a wholly-owned subsidiary of Harleysville National Corporation. "Having offices in Slatington and Walnutport is a natural extension of CNB of Lansford's marketplace" said Thomas D. Oleksa. "Additionally our presence in these communities will allow us to support community initiatives through deposit and lending products for seniors, kids, students and small businesses. Slatington and Walnutport are our kind of communities."

                                     -MORE-

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HNC CONSUMMATES ACQUISITION/2

     "The merger between CNB of Lansford and CNB of Slatington will have a positive effect on the community because both organizations have the same personal service philosophy toward customers," said Francis Burbidge, President and CEO of CNB of Slatington. "Customers will have more locations to do their banking and the same familiar faces to help them."

     On the effective date, CNB of Slatington's banking operations will be merged into those of CNB of Lansford. At this time, CNB of Slatington and Lansford will drop the town suffix in their bank names, becoming simply Citizens National Bank. Four Slatington directors are joining the CNB Board of Directors.

     Harleysville National Corporation is a bank holding company with total assets in excess of $1.3 billion. Harleysville National Corporation's wholly-owned bank subsidiaries are Harleysville National Bank and Trust Company, headquartered in Harleysville, operating 21 offices throughout Montgomery, Bucks and Chester Counties; Citizens National Bank, headquartered in Lansford, operating eight offices throughout Carbon, Wayne, Lehigh, Northampton and Schuylkill Counties; Security National Bank, headquartered in Pottstown, operating four offices throughout Montgomery County, and HNC Financial Company.